Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Outdoor Holding Company on Forms S-8 (No. 333-251677 and No. 333-277078) and the Registration Statement of Outdoor Holding Company on Form S-3 (No. 333-252786), of our reports dated June 16, 2025, with respect to the consolidated financial statements and the effectiveness of Outdoor Holding Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of Outdoor Holding Company for the year ended March 31, 2025.

During 2025, we entered into a transaction with WithumSmith+Brown, P.C. (“Withum”) pursuant to which certain of our professional staff and partners joined Withum due to the acquisition of certain of our assets by Withum. As such, we have not performed any audit procedures with respect to any financial statements appearing in the Annual Report on Form 10-K for the periods after the date of our transaction.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

June 21, 2026